EXHIBIT 23(o)(3)

                         THE INFINITY MUTUAL FUNDS, INC.
                             ISG MONEY MARKET FUNDS

                                 RULE 18F-3 PLAN

          Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

          The Board, including a majority of the non-interested Board members, of The Infinity Mutual Funds, Inc. (the "Fund"), on behalf of each series of the Fund listed on Schedule A attached hereto (each, a "Portfolio") which offers multiple classes, has determined that the following plan is in the best interests of each class individually and the Portfolio as a whole:

          1. CLASS DESIGNATION: Portfolio shares shall be divided into Class A Shares, Class B Shares, Institutional Shares and DG Class Shares, except as otherwise indicated on Schedule A.

          2. DIFFERENCES IN SERVICES: The services offered to shareholders of each Class shall be substantially the same, except that TELETRADE, Automatic Investment Plan and Automatic Withdrawal Plan shall be available only to holders of Class A Shares, Class B Shares or DG Class Shares, and Auto-Exchange Plan and Reinstatement Privilege shall be available only to holders of Class B Shares. In addition, holders of Class A Shares, Class B Shares or DG Class Shares shall be provided certain services pursuant to a Shareholder Services Plan.

          3. DIFFERENCES IN DISTRIBUTION ARRANGEMENTS: Class A Shares and DG Class Shares of each Portfolio shall be charged an annual shareholder services fee of .25% of the value of the average daily net assets of each such Class under the Shareholder Services Plan. The fee payable pursuant to such plan is intended to be a "service fee" as defined under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD").

          Class B Shares shall be subject to a contingent deferred sales charge (a "CDSC"), as such term is defined under the Conduct Rules of the NASD, and shall be charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act and an annual service fee under the Shareholder Services Plan. The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan and Shareholder Services Plan pertaining to Class B Shares, are set forth on Schedule B hereto.

          Institutional Shares shall not be subject to a CDSC, shareholder services fees or distribution fees. Institutional Shares shall be offered exclusively to clients of First American National Bank for their qualified trust, custody and/or agency accounts and to clients of affiliated or correspondent banks of First American National Bank or certain other institutions for their similar accounts maintained at such affiliates or institutions.

          4. EXPENSE ALLOCATION. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Shareholder Services Plan and Distribution Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class;
(c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

          5. CONVERSION FEATURES: Class B Shares shall automatically convert to Class A Shares after a specified period of time after the date of purchase and DG Class Shares shall automatically convert to Class A Shares on May 1, 2000, each based on the relative net asset value of each such Class without the imposition of any sales charge, fee or other charge, as set forth on Schedule C hereto. No other Classes shall be subject to any automatic conversion feature.

          6. EXCHANGE PRIVILEGES: Portfolio shares of a Class shall be exchangeable only for (a) shares of the same Class of another Portfolio and (b) shares of certain other investment companies specified from time to time.

Dated:  April 26, 1995
Amended:  May 14, 1998
Revised:  February 25, 1999

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                                   SCHEDULE A


ISG Government Money Market Fund
  Class A Shares
  Class B Shares
  Institutional Shares
ISG Prime Money Market Fund
  Class A Shares
  Class B Shares
  Institutional Shares
  DG Class Shares
ISG Tax-Exempt Money Market Fund
  Class A Shares
  Class B Shares
  Institutional Shares
ISG Treasury Money Market Fund
  Class A Shares
  Institutional Shares
  DG Class Shares

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                                   SCHEDULE B

CONTINGENT DEFERRED SALES CHARGE--CLASS B SHARES--A CDSC payable to the Fund's Distributor shall be imposed on any redemption of Class B Shares which reduces the current net asset value of such Class B Shares to an amount which is lower than the dollar amount of all payments by the redeeming shareholder for the purchase of Class B Shares of the Portfolio held by such shareholder at the time of redemption. No CDSC shall be imposed to the extent that the net asset value of the Class B Shares redeemed does not exceed (i) the current net asset value of Class B Shares acquired through reinvestment of dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class B Shares above the dollar amount of all payments for the purchase of Class B Shares of the Portfolio held by such shareholder at the time of redemption.

          If the aggregate value of the Class B Shares redeemed has declined below their original cost as a result of the Portfolio's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

          In circumstances where the CDSC is imposed, the amount of the charge shall depend on the number of years from the time the shareholder purchased the Class B Shares until the time of redemption of such shares. Solely for purposes of determining the number of years from the time of any payment for the purchase of Class B Shares, all payments during a month shall be aggregated and deemed to have been made on the first day of the month.

          The following table sets forth the rates of the CDSC for Class B
Shares:

                                                     CDSC AS A % OF
YEAR SINCE                                           AMOUNT INVESTED
PURCHASE PAYMENT                                     OR REDEMPTION
WAS MADE                                             PROCEEDS
-------------------                                  -------------------

First................................................   4.00
Second...............................................   3.00
Third................................................   3.00
Fourth...............................................   2.00
Fifth................................................   2.00
Sixth................................................   1.00
Seventh..............................................   0.00*


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*    Approximately seven years after the date of purchase, Class B
     Shares automatically shall convert to Class A Shares.


          In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value of Class B Shares above the total amount of payments for the purchase of Class B Shares made during the preceding six years; then of amounts representing the cost of shares purchased six years prior to the redemption; and finally, of amounts representing the cost of shares held for the longest period of time within the applicable six-year period.

WAIVER OF CDSC--The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code"), of the shareholder,
(b) redemptions by participants in qualified or non-qualified employee benefit plans or other programs (such as 401(k), 403(b)(7), 457 and Keogh plans) sponsored by the Portfolio's Adviser, the Distributor or their affiliates or subsidiaries or which make direct investments in the Portfolio by means of electronic data transmission, (c) redemptions as a result of a combination of any investment company with the Portfolio by merger, acquisition of assets or otherwise, (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to Section 403(b) of the Code, and (e) redemptions pursuant to any systematic withdrawal plan as described in the Portfolio's prospectus. Any Portfolio shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Portfolio's prospectus at the time of the purchase of such shares.

AMOUNT OF DISTRIBUTION PLAN FEES--CLASS B SHARES--.75 of 1% of the value of the average daily net assets of Class B.

AMOUNT OF SHAREHOLDER SERVICES PLAN FEES--CLASS B SHARES--.25 of 1% of the value of the average daily net assets of Class B.

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                                   SCHEDULE C

CONVERSION OF CLASS B SHARES--Approximately seven years after the date of purchase, Class B Shares automatically shall convert to Class A Shares, based on the relative net asset values for shares of each such Class, and shall no longer be subject to the distribution fee and shareholder services fee charged Class B Shares, but shall be subject to the shareholder services fee charged Class A Shares. At that time, Class B Shares that have been acquired through the reinvestment of dividends and distributions ("Dividend Shares") shall be converted in the proportion that a shareholder's Class B Shares (other than Dividend Shares) converting to Class A Shares bears to the total Class B Shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.

CONVERSION OF DG CLASS SHARES--DG Class Shares automatically shall convert to Class A Shares on May 1, 2000, based on the relative net asset values for shares of each such Class.